EXHIBIT 99.1

FOR RELEASE Monday, April 22 at 4 a.m. Pacific

Media Contact:	Chuck DeVore Vice President, Communications

SM&A Strengthens Board of Directors With the Appointments of Wade Olson and Robert Untracht

Newport Beach, Calif., April 22, 2002 — SM&A (Nasdaq: WINS – news) announced the immediate appointment of two new members to its board of directors: Wade R. Olson, 43, president and CEO of Precept (www.preceptgroup.com), a fee-based human capital management firm, and Robert J. Untracht, 53, a private investor and former partner with Ernst & Young LLP.

The election of Mr. Olson and Mr. Untracht will boost SM&A’s board membership to seven. The other board members include: Steven Myers, 55, (chairman of the board), Christopher Lewis, 46, Albert Nagy, 56, Luther Nussbaum, 55, and J.R. Woodhull, 68.

In addition to his duties at Precept, Mr. Olson holds the title of Executive Vice President and owner of Proview Advanced Solutions, a Third Party administrator specializing in outsourcing Human Resource services. Mr. Olson also lectures at the University of California, Irvine. Mr. Olson holds a B.S. in Business Administration from Oregon State University. He lives and works in Orange County, California.

On his selection to the board of SM&A, Mr. Olson said, “As with SM&A, Precept is a customer-focused organization. I readily understand the value SM&A brings to its clients and I look forward to working with the company to expand its successful service offering.”

Mr. Untracht is an Associate Professor of Accounting at the New York Institute of Technology. He was at Ernst & Young LLP from 1981 to 1998 and served as Audit Partner and National Director of Retail and Consumer Product Industry Services. From

1974 to 1981 he was with Deloitte & Touche LLP where he was responsible for conducting audits of aerospace and defense industry clients. Mr. Untracht holds a B.S. in computer technology from the New York Institute of Technology, an M.B.A. in finance and accounting from the State University of New York, and a J.D. from Southwestern University School of Law. Mr. Untracht is a CPA in New York and California, a member of the AICPA and the State Society of CPAs in California and New York and is admitted to the State Bar of California.

Steven Myers, SM&A chairman and CEO, said: “We are pleased to have both Wade and Bob agree to join our board. With Wade’s success in building a people-driven business, we are going to ask him to serve as chairman of the compensation committee where his expertise can help us with compensation and other human capital issues. Bob will serve as chairman of the audit committee.

“As a retired Ernst and Young audit partner, Bob knows the accounting industry and standards. Our objective in appointing Bob to the board was to give our shareholders a high level of confidence in the audit committee’s oversight of the company. As an added bonus, Bob’s audit work within the aerospace and defense industry, when combined with his engineering background, gives him an excellent understanding of our core client base.”

About SM&A

SM&A is the world’s leading provider of competition management services. SM&A provides high-value management consulting services, program management and systems engineering support services. SM&A’s more than 250 program managers, systems engineers, and other technical experts support major industrial customers in the aerospace, defense and information technology sectors. Since 1982, SM&A has managed more than 500 proposals worth more than $185 billion for its clients and has achieved an 85% win rate on awarded contracts. Additional information about SM&A is available on the Internet at www.SMAWINS.com.

Statements herein concerning the Company’s growth and strategies may include “forward-looking statements” within the context of the federal securities laws. Statements regarding the Company’s future events, developments and future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company’s actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure set forth under the caption “Risk Factors” and elsewhere in the Company’s Form 10-K for the year ended December 31, 2001 for additional information regarding risks affecting the Company’s financial condition and results of operations.